UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 12b-25

                                                Commission File Number:  0-24493


                           NOTIFICATION OF LATE FILING


(Check One):   {_} Form 10-K and Form 10-KSB    {_} Form 11-K    {_} Form 20-F
               {X} Form 10-Q and 10-QSB         {_} Form N-SAR

               For Period Ended:  September 30, 2002
                                  ------------------

               {_}  Transition Report on Form 10-K
               {_}  Transition Report on Form 20-F
               {_}  Transition Report on Form 11-K
               {_}  Transition Report on Form 10-Q
               {_}  Transition Report on Form N-SAR

               For the Transition Period Ended:


     Nothing in this form shall be construed to verify that the Commission has verified any information herein.

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: Not Applicable.


                            -----------------------

                                     PART I
                             REGISTRANT INFORMATION


Full Name of Registrant:    CAMBRIDGE ENERGY CORPORATION

Former Name if Applicable:  N/A

Address of Principal Executive Office, Street and Number: 215 S. Riverside Dr

City, State and Zip Code:   Cocoa, Florida  32922


                            -----------------------

                                     PART II
                            RULES 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate) /X/

 [X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

 [X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

 [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached, if applicable.

                                    PART III
                                    NARRATIVE


     State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     The Registrant is requesting an extension for the filing because all of the information to file a complete and accurate report is not available.



                            -----------------------

                                     PART IV
                                OTHER INFORMATION

     (1) The name and telephone number of the person to contact in regard to this notification is Mr. Perry D. West, at (321) 636-6165.

     (2) Have all other reports required under Section 13 or 15(d) of the Securities and Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the Registrant was required to file such reports been filed? If answer is no, identify reports.

          /X/  Yes   / /  No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

          / /  Yes   /X/  No

     Based upon the information available to Registrant at this time, the Registrant is unable to accurately determine any significant changes in results of operations.



     The Registrant has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


                                       By:   /s/  Perry D. West
                                          --------------------------------------
                                          Chairman and Chief Executive Officer

                                       Date:  November 14, 2002